UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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RRI ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Proxy Statement
and
Notice of 2009 Annual Meeting of Stockholders

May 19, 2009

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the 2009 Annual Meeting of Stockholders of RRI Energy, Inc. on Thursday, June 18, 2009, beginning at 9:00 a.m., Central Time, at the Magnolia Hotel, 1100 Texas Avenue, Houston, Texas.

At the meeting, stockholders will be asked to:

1.	Elect the five directors nominated by our Nominating & Governance Committee to our Board of Directors to serve until the next annual meeting of stockholders;

2.	Ratify the Audit Committee’s selection of KPMG LLP as our independent auditors for fiscal year 2009; and

3.	Transact such other business that may properly come before the meeting.

Stockholders of record at the close of business on May 13, 2009 are entitled to vote. Each share entitles the holder to one vote. You can vote by (a) casting a ballot at the meeting, (b) completing an returning the enclosed proxy card or (c) telephone or internet by following the instructions found on the enclosed proxy card. For specific voting information, see “General Information” beginning on page 1 of the enclosed proxy statement. Please vote in advance of the meeting even if you plan to attend.

Attendance is limited to stockholders of RRI Energy, Inc., their proxy holders and our guests. Check-in will begin at 8:15 a.m. Stockholders holding stock in brokerage accounts must bring a brokerage statement or other evidence of share ownership as of May 13, 2009 in order to be admitted to the meeting.

Sincerely,

Michael L. Jines
Senior Vice President,
General Counsel and Corporate Secretary

i

ii

RRI ENERGY, INC.
1000 Main Street
Houston, Texas 77002
(713) 497-3000

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on June 18, 2009.
The proxy statement and annual report are available at
www.eproxyaccess.com/rri2009

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of RRI Energy, Inc. for the 2009 Annual Meeting of Stockholders (the “Meeting”) and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to RRI Energy, Inc. as “we,” “our” or “us.”

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to elect directors and ratify our independent auditors.

Who is entitled to vote at the Meeting?

Only stockholders of record at the close of business on May 13, 2009, the record date for the Meeting, are entitled to receive notice of and participate in the Meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares you held on that date at the Meeting, or any postponements or adjournments of the Meeting.

If your shares are registered directly in your name, you are the holder of record of these shares and the notice was sent directly to you. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record sent the voting instructions to you.

If you hold your shares indirectly in the RRI Energy, Inc. Savings Plan (formerly the Reliant Energy, Inc. Savings Plan) or the RRI Energy, Inc. Union Savings Plan (formerly the Reliant Energy, Inc. Union Savings Plan) (collectively, the “RRI Benefit Plans”), you have the right to direct the trustee of the RRI Benefit Plans (the “Trustee”) how to vote your shares as described in the voting materials sent to you by the Trustee.

How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the Meeting.

How do I vote?

You may vote over the Internet or by telephone by following the instructions provided on the enclosed proxy card. You may also vote in person at the Meeting or by mailing in the enclosed proxy card.

If you hold your shares in street name, you have the right to direct your broker, bank or other holder of record how to vote by following the instructions sent to you by the holder of record. If you desire to vote in person at the Meeting, as a holder in street name, you must provide a legal proxy from your bank, broker or other holder of record.

May I change my vote?

Yes, you may change your vote at any time prior to the vote tabulation at the Meeting by (a) voting in person at the Meeting, (b) casting a vote over the Internet or by telephone at a later date or (c) sending a written notice of revocation to our Assistant Corporate Secretary by mail to RRI Energy, Inc., P.O. Box 3795, Houston, Texas 77253 or by facsimile at (713) 497-0140. You may also change your vote by mailing a proxy card with a later date. If you recast your vote, only your later dated proxy (whether cast by Internet, telephone, mail or in person) will be counted.

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this proxy statement. The Board recommends a vote FOR election of five directors to our Board to serve until the next annual meeting of stockholders and the Board and the Audit Committee recommend a vote FOR ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2009.

If any other matter properly comes before the Meeting, Michael L. Jines and Allison B. Cunningham (the “Proxy Holders”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How many votes must be present to hold the Meeting?

We will have a quorum, and will be able to conduct the business of the Meeting, if the holders of a majority of shares of common stock outstanding and entitled to vote are represented in person or by proxy at the Meeting. As of the record date, 350,449,339 shares of common stock, representing the same number of votes, were outstanding. The presence of the holders of at least 175,224,671 shares of common stock will be required to establish a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the quorum. For more information regarding broker non-votes, see “—How are my votes counted?”

What vote is required to approve each item?

Directors are elected if the votes cast for that nominee’s election exceed the votes cast against that nominee’s election. Ratification of KPMG LLP’s appointment requires the affirmative vote of a majority of the shares of common stock represented at the Meeting and entitled to vote.

How are my votes counted?

In both proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” on voting for any nominee for director, your vote will not be counted as a vote cast and will have no effect on whether such nominee is elected. If you “ABSTAIN” on the ratification of KPMG LLP’s appointment, your vote will have the same effect as a vote “AGAINST” that proposal.

Broker non-votes, if any, will not be counted as having been entitled to vote or as a vote cast. A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the owner has not provided any instructions on that matter. New York Stock Exchange rules determine whether proposals are routine or not routine. A broker holding shares for an owner in street name may vote for a routine proposal without voting instructions. The broker may vote on a non-routine proposal only if the owner has provided voting instructions. The election of directors and the ratification of the KPMG LLP’s appointment are routine items.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you request proxy materials by mail or email and send a proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the proxy card and “FOR” the proposal to ratify the selection of our independent auditors.

Can the shares that I hold in the RRI Benefit Plans be voted if I do not return my instructions to the plan trustee timely?

You must provide voting instructions to the Trustee for the shares you hold indirectly in the RRI Benefit Plans by 11:59 p.m., Eastern Time, on June 15, 2009. If you do not timely provide voting instructions, then the Trustee will vote your shares in the same proportion as the shares for which timely instructions were received, unless to do so would be prohibited by law.

Could other matters be decided at the Meeting?

We do not know of any matters that will be considered at the Meeting other than the items set forth in this proxy statement. If other matters are properly raised at the Meeting, your proxy authorizes the Proxy Holders to vote as they think best, unless authority to do so is withheld by you in your proxy.

What happens if the Meeting is postponed or adjourned?

If the Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted at the Meeting.

CORPORATE GOVERNANCE

The following section summarizes information about our corporate governance policies, our Board and its committees and the director nomination process.

Our Governance Practices

Corporate Governance Guidelines

We are committed to sound corporate governance principles. To evidence this commitment, the Board has adopted Corporate Governance Guidelines, which, along with the charters of the Board committees, our Business Ethics Policy and our corporate compliance program, provide the framework for our corporate governance. Complete copies of our Corporate Governance Guidelines, charters of the Board committees and our Business Ethics Policy are available on our website at www.rrienergy.com or in print to any stockholder who requests them from our Investor Relations department at 713-497-7000. The Board and management regularly review corporate governance developments and the Board modifies these charters and guidelines and management modifies the policy and program as appropriate.

Code of Business Conduct

We have adopted a written Business Ethics Policy, which is a code of conduct and ethics for our directors, executives and employees and satisfies the U.S. Securities and Exchange Commission’s (“SEC”) definition of a “code of ethics.” Our Business Ethics Policy prohibits our directors, executives and employees from having relationships or engaging in activities which might conflict with, or give the appearance of conflicting with, our interests or which might affect that person’s independence or judgment. This policy is based upon our value of acting with absolute integrity.

All of our directors, executives and employees are required to annually certify their compliance with the Business Ethics Policy. The policy requires any exception to or waiver of the policy for a director or executive be made only by the Board or an independent Board committee and disclosed on our website. To date, we have not received any requests for or granted any waivers of the policy for any of our executives or directors.

Among other things, the policy addresses:

•	conflicts of interest;

•	corporate opportunities;

•	confidentiality;

•	fair dealing;

•	protection and use of our assets;

•	compliance with laws, rules and regulations (including insider trading laws);

•	reporting of any illegal or unethical behavior;

•	gifts and entertainment;

•	proper conduct in interacting with government agencies and officials; and

•	limitations on certain corporate political contributions.

The policy prohibits any director or executive from seeking or accepting credit or an extension of credit in the form of a personal loan from us, trading our securities acquired in connection with their service or employment during any retirement plan “black-out period” and, in the case of executives, receiving any tax services from our independent auditors.

Under the terms of our Business Ethics Policy, each of our independent directors is required to ensure that he or she does not have any relationships or engage in any activities that would result in the director not being independent. Prior to engaging in any material relationship or activity that could reasonably be expected to affect his or her independence, the director must consult with our General Counsel or, in some cases, the Board.

The policy includes procedures for directors and employees to report possible violations of laws, regulations or the policy. Reports may be made to an employee’s immediate supervisor, our Senior Vice President, Chief Risk and Compliance Officer (“Chief Compliance Officer”), any member of the Corporate Compliance Office or the Office of Ethics and Compliance or any other senior company official. Reports may also be made anonymously to the Chief Compliance Officer through a toll-free compliance hotline, a web address, or a mailing address administered by an independent third party. All reported violations are investigated promptly and, to the extent possible, treated confidentially. It is our policy that there will be no acts of retaliation, intimidation, threat, coercion or discrimination against any individual for truthfully reporting, furnishing information or assisting or participating in any manner in an investigation, compliance review or other activity related to the administration of our Business Ethics Policy.

Corporate Compliance Program

Under our corporate compliance program, our employees and directors annually participate in a series of ethics and compliance training courses that define problematic relationships and activities and promote understanding of conflicts of interests and our values, including acting with absolute integrity and communicating openly, honestly and frequently. Our Office of Ethics and Compliance monitors compliance with the Business Ethics Policy and confirms that our current policies and controls adequately ensure that our business practices are consistent with the Business Ethics Policy. The Office of Ethics and Compliance is composed of our President and Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer, our Chief Compliance Officer and our Senior Vice President and General Counsel. The Audit Committee provides oversight of the program.

Stock Ownership Guidelines, Mandatory Holding Periods and Policies Regarding Hedging Economic Risk of Securities Ownership

To align our directors and executives with the interests of our stockholders, we have stock ownership guidelines for our directors and executives. All non-management directors have an ownership target of 30,000 shares of our common stock. In addition, our President and Chief Executive Officer has an ownership target of 120,000 shares, all executive vice presidents have targets of 60,000 shares, and all senior vice presidents that are executives have targets of 30,000 shares. The target stock ownership levels are expected to be achieved within five years of the adoption of the guidelines (March 7, 2011) or within five years of first appointment to the Board or election as an executive, whichever is later. Each executive is expected to retain at least 50% of the after-tax earned restricted or performance shares until twelve months after the vesting date. The Nominating & Governance Committee may approve requests for exclusions to the retention expectation, for purposes of estate planning, gifts to charity, education or the purchase of a primary residence. With the exception of those directors and executives who have joined us in the last eighteen months, all of our directors and executives have met the target stock ownership guidelines.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our stockholders, our Insider Trading Policy prohibits trading in options, warrants, puts and calls related to our securities and it also prohibits selling our securities short or holding our securities in margin accounts.

The Board of Directors

Board Size; Meetings of the Board

Our Board currently has eight members (its authorized size). The Board intends to reduce its authorized size to five members, effective as of the Meeting. During 2008, the Board met 21 times and all directors attended 95% of the meetings. For information regarding meetings of the committees of our Board, see “Committees of the Board of Directors—Committee Composition and Meetings” below.

Meetings of Non-Management Directors and Role of the Lead Director

To facilitate candid discussion among our non-management directors, the agenda for each Board and committee meeting includes an executive session of non-management directors. The Chairman of the Board presides over meetings of non-management directors and assists in the preparation of the agenda for each meeting in consultation with the Lead Director. Steven L. Miller is currently our Lead Director and presides over meetings of independent directors. The Board intends to elect Mr. Miller as Chairman of the Board after the Annual Meeting.

Director Independence

At least once a year, the Nominating & Governance Committee reviews all relationships each director has with us, including any charitable contributions we make to organizations where our directors serve as board members. In addition, the Nominating & Governance Committee considers that in the ordinary course of our business we provide electricity to some directors and entities with which they are affiliated on the same rates, terms and conditions as provided to our other similarly situated customers. The Nominating & Governance Committee reports the results of its review to the Board, which then determines which directors satisfy applicable independence standards. Rather than adopting categorical standards, the Board assesses independence on a case-by-case basis, in each case consistent with legal requirements and the listing standards of the New York Stock Exchange.

The Board determined that Ms. Perez and Messrs. Barnett, Breeding, Miller, Silverstein and Transier are independent directors. In addition, the Board determined that Ms. Barpoulis and Pastor Caldwell were independent directors during their service on the Board in 2008. The Board considered Pastor Caldwell’s consulting relationship with a contractor that provides some of our call center services. In determining that the relationship did not constitute a material relationship, the Board noted that Pastor Caldwell does not have any interest in the transactions between us and the contractor, he does not serve as an executive, partner or employee of the contractor and he has no ownership interest in the contractor.

Mr. Jacobs, our President and Chief Executive Officer, is not considered by the Board to be an independent director because of his employment with the Company. Mr. Staff is not considered by the Board to be an independent director because he was employed as our Chief Executive Officer until his retirement in May 2007. Each member of our Audit, Nominating & Governance and Compensation Committees is independent under the SEC’s rules and regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Director Attendance at Annual Meetings

All of our directors attended the 2008 annual meeting and we expect all directors standing for reelection will attend the 2009 Meeting.

Director Orientation and Continuing Education

At least annually, we offer an in-house seminar to the Board on topics relevant to their responsibilities as directors. Each director is also encouraged to attend an external seminar each year. New directors participate in a special orientation program conducted by our management and existing directors. The Nominating & Governance Committee annually reviews and evaluates the director education and orientation program. A copy of our Guidelines for Director Orientation and Continuing Education is available on our website at www.rrienergy.com.

Limitation on Number of Public Company Board Memberships

To ensure that each director is able to devote sufficient time to performing his or her duties, our Corporate Governance Guidelines prohibit our directors from serving on the boards of more than three other public companies. In addition, the Board and the Nominating & Governance Committee take into account service on other boards as a factor in evaluating director performance and committee assignments. The Audit Committee’s Charter prohibits committee members from serving on the audit committee of more than two other public companies.

Change in Professional or Personal Circumstances

The Nominating & Governance Committee evaluates material changes in the personal or professional status of a director that could be expected to diminish the director’s ability to effectively function as a member of the Board. In addition, as part of the annual director evaluation process, the Board considers changes in professional status and health, family, business or personal issues that may bear on effectiveness of Board service. Our Corporate Governance Guidelines require directors to submit a resignation letter if they have a substantial job change. The Board has discretion to accept or reject these resignations.

Board and Individual Director Evaluation Process

The Nominating & Governance Committee conducts an annual evaluation to determine whether the Board, its committees and its members are functioning effectively. The evaluation focuses on the Board’s (and each Board committee’s and member’s) contribution as a whole to us and on areas that the Board, any Board committee, any individual director and/or management believe can be improved. Additionally, each year, the Chairman of the Board and the Lead Director meet privately with each director for an individual director evaluation. The Lead Director confirms to the Board, at its next regularly scheduled meeting, the completion of the individual director evaluation process and presents to the Board any appropriate conclusions or recommendations for action.

Succession Planning

The Compensation Committee annually reports to the Board on succession planning and collaborates with the Board to evaluate potential successors to our Chief Executive Officer and senior executives. As part of this process, the Compensation Committee solicits views from the non-management members of the Board. We have also adopted policies regarding succession in the event of an emergency involving or the unexpected resignation, retirement or incapacity of our Chief Executive Officer or Chairman of the Board.

Director Elections

Our bylaws provide that, to be elected, each nominee must receive more votes cast for that nominee’s election than votes cast against that nominee’s election. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. This bylaw provision cannot be changed without stockholder approval.

In addition, our Corporate Governance Guidelines include a director resignation policy, which is summarized as follows:

•	nominees must have submitted irrevocable, conditional resignations that become effective if that nominee is not elected by a majority of the votes cast in his or her election at the next annual meeting;

•	the Nominating & Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken;

•	the Board takes action with respect to the resignation within 90 days following the stockholders’ meeting and publicly discloses its decision and the rationale behind it; and

•	if a majority of the members of the Board are not elected by the required vote, then an ad hoc Board committee consisting of the independent directors who were elected will perform the duties described above.

Committees of the Board of Directors

Committee Composition and Meetings

All of our directors attended at least 95% of the total meetings held by all Board committees on which they served in 2008.

Committee	Members	Number of Meetings in 2008

Audit Committee	William L. Transier (Chairperson) E. William Barnett Laree E. Perez Evan J. Silverstein	7
Compensation Committee	Donald J. Breeding (Chairperson) Steven L. Miller William L. Transier	5
Nominating & Governance Committee	Steven L. Miller (Chairperson) E. William Barnett Donald J. Breeding Kirbyjon H. Caldwell(1) Laree E. Perez	5
Risk and Finance Oversight Committee	Joel V. Staff (Chairperson) Kirbyjon H. Caldwell(1) Evan J. Silverstein	7
Special Committee	Evan J. Silverstein (Chairperson) Steven L. Miller Joel V. Staff William L. Transier	5

(1)	Pastor Caldwell resigned from the Board on March 20, 2009.

Summary of Committee Responsibilities

All of our standing committees have charters, which are available at www.rrienergy.com.

Audit Committee

The purposes of the Audit Committee are to oversee:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications, independence and performance;

•	our corporate compliance program and the activities managed by the Chief Compliance Officer; and

•	the performance of our internal audit function.

In addition, the Audit Committee annually reviews our disclosures regarding deficiencies, if any, in the design or operation of internal controls.

The Board has determined that Ms. Perez and Messrs. Silverstein and Transier are qualified as audit committee financial experts under the SEC’s rules and regulations. In addition, the Board has determined that each member of the Audit Committee and Mr. Miller have the requisite accounting and related financial management expertise under the New York Stock Exchange listing standards.

Compensation Committee

The purposes of the Compensation Committee are to:

•	review, evaluate and approve our agreements, plans, policies and programs to compensate our officers and directors;

•	oversee our plans, policies and programs to compensate our employees;

•	review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in our annual report or proxy statement for the Meeting;

•	produce a report for inclusion in our proxy statement for the Meeting;

•	evaluate the performance of our Chief Executive Officer and other executives;

•	set the compensation for our Chief Executive Officer and such other executives as the Compensation Committee deems appropriate and otherwise discharge the Board’s responsibilities relating to compensation of our officers and directors;

•	make an annual report to the Board on succession planning; and

•	encourage stock ownership by directors and executives, including through the use of equity compensation programs.

The Compensation Committee has discretion to establish and delegate some or all of its authority to subcommittees. During 2008, the Compensation Committee did not establish or utilize a subcommittee for considering or determining executive or director compensation, and it has no current plans to do so. For information regarding the Compensation Committee and its independent consultant’s role in setting compensation, see “Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation.”

Nominating & Governance Committee

The purposes of the Nominating & Governance Committee are to:

•	assist the Board by identifying individuals qualified to become Board members and recommend to the Board director nominees for election at the annual meetings of stockholders or for appointments to fill vacancies;

•	recommend to the Board director nominees for each Board committee and advise the Board on the appropriate composition of the Board and its committees;

•	advise the Board about and recommend to the Board appropriate corporate governance practices and assist the Board in implementing those practices; and

•	implement the annual performance review process for the Board and its committees.

In addition, the Nominating & Governance Committee reviews all relationships each director has with us and reports the results of its review to the Board with appropriate recommendations, if any, for approval.

Risk & Finance Oversight Committee

The purposes of the Risk & Finance Oversight Committee are to:

•	assist the Board by identifying and evaluating our financial and risk profile;

•	assist the Board by overseeing our financial and risk management policies and activities (other than financial reporting and tax-related risk issues, which are the responsibility of the Audit Committee); and

•	oversee the activities of the Chief Risk Officer.

In addition, the Risk & Finance Oversight Committee annually reviews our environmental policies and initiatives.

Special Committee

The purpose of the Special Committee was to oversee the process of exploring strategic alternatives to enhance stockholder value and make associated recommendations to the Board of Directors. The Special Committee is no longer in place because the Board of Directors concluded its review of strategic alternatives in April 2009.

Compensation Committee Interlocks and Insider Participation

During 2008, all members of the Compensation Committee were independent directors and no member is or was our employee. During 2008, none of our executives served on a compensation committee (or equivalent) or a board of directors of another entity that had an executive serving on our Compensation Committee or Board.

Director Nominations

Director Qualifications and Nomination Process

The Nominating & Governance Committee considers prospective nominees for Board membership suggested by Board members, management or stockholders. The Committee may also retain a third-party executive search firm to assist it in identifying prospective nominees.

Once the Nominating & Governance Committee has identified a prospective nominee, it decides whether to conduct a full evaluation of the candidate. This decision is based on information provided to the Committee with the recommendation of the candidate, the Committee’s knowledge of the candidate and possible inquiries to the person making the recommendation or others. The Committee’s primary considerations are the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors described below. The Committee also considers the diversity of and the optimal mix of talent and experience on the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors and the need for expertise in particular areas.

The Committee next evaluates the candidate’s standards and qualifications, including the candidate’s experience, independence, knowledge, commitment to our values, skills, expertise, independence of mind, integrity, service on the boards of other public companies, openness, ability to work as part of a team, willingness to commit the required time and familiarity with our business. Following an evaluation and interviews, the Committee makes a recommendation to the Board regarding the candidate. After considering the recommendation, the Board determines whether or not to extend an offer to the candidate for Board membership.

Submission of Stockholder Nominations to the Board

A stockholder who wishes to recommend a prospective nominee for the Board should notify us at RRI Energy, Inc., P.O. Box 3795, Houston, Texas 77253. The notice should be addressed to the attention of the Corporate Secretary or the Chairman of the Nominating & Governance Committee in care of the Corporate Secretary. The notice should include whatever supporting material the stockholder considers appropriate. The Nominating & Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described in “Dates for Submission of Stockholder Proposals for 2010 Annual Meeting” below.

Stockholder Communications to the Board

Stockholders and other parties interested in communicating directly with the Chairman of the Nominating & Governance Committee, the Lead Director, the non-management directors as a group or the Board may do so by writing in care of the Corporate Secretary at P.O. Box 3795, Houston, Texas 77253. Instructions on how to communicate with the Board are also available on our website at www.rrienergy.com.

Additionally, under the terms of our Business Ethics Policy, anyone desiring to raise a complaint or concern regarding accounting, internal control or auditing matters directly with the Audit Committee has the ability to do so by contacting EthicsPoint, Inc. at the following mailing address, web address or toll free number:

RRI Energy Ethics & Compliance Helpline
c/o EthicsPoint, Inc.
P.O. Box 230369
Portland, OR 97281-0369
Attention: Audit Committee
www.guideline.lrn.com
Toll Free Number: (866) 693-8442

Such complaints and concerns will be forwarded directly to the Chairman of the Audit Committee.

The Nominating & Governance Committee has approved a process for handling correspondence received by us and addressed to non-management members of the Board. Our Corporate Secretary reviews all correspondence that, in his opinion, deals with the functions of the Board or otherwise requires their attention. The Corporate Secretary has the discretion not to forward unsolicited marketing materials, mass mailings, unsolicited publications, surveys and questionnaires, resumes and other forms of job inquiries and requests for business contacts or referrals. In addition, the Corporate Secretary may, in his discretion, handle any director communication that is an ordinary course of business matter, including routine questions, complaints, comments and related communications that can appropriately be handled by management. However, directors may at any time request copies of all correspondence that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department or Chief Compliance Officer and handled in accordance with our Business Ethics Policy.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1:	Election of Directors

The first proposal to be voted on at the Meeting is the election of five directors for a term of office expiring at our 2010 annual meeting. Messrs. Breeding, Staff and Transier have decided not to stand for reelection when their terms expire at the Meeting. The Board, based on recommendations from the Nominating & Governance Committee, nominated and recommends each of the five directors named below. Proxies cannot be voted for a greater number of persons than the number of nominees named. We have no reason to believe that any of the nominees will be unavailable for election. If any nominee becomes unavailable for election, the Board can name a substitute nominee and proxies will be voted for the substitute nominee, unless discretionary authority has been withheld.

E. William Barnett, Age 76	Director since October 2002

Mr. Barnett is a member of the Board of Directors of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., and is Chairman of its Audit, Conflicts and Governance Committee. Mr. Barnett also serves on the Board of Directors of Westlake Chemical Corporation and is Chairman of its Nominating and Governance Committee and a member of its Audit Committee. Mr. Barnett retired from the law firm Baker Botts LLP in December 1997 where he served as its managing partner.

Mark M. Jacobs, Age 47	Director since May 2007

Mr. Jacobs has served as our President and Chief Executive Officer since May 2007. Prior to that, he served as our Executive Vice President and Chief Financial Officer from July 2002.

Steven L. Miller, Age 63	Director since August 2003

Mr. Miller retired from Shell Oil Company in September 2002 where he served as Chairman, President and Chief Executive Officer. Since September 2002, he has served as Chairman and President of SLM Discovery Ventures, Inc., a company pursuing commercial ventures in support of volunteerism, social outreach and higher education academic achievement. From January 2003 to September 2004, Mr. Miller served as Chairman of CEO Initiative-Diversity Best Practices, and from February 2003 to December 2004, he served as Chairman of Momentum Bio Ventures, Inc., a venture capital/management services company focusing on biotechnology and life sciences.

Laree E. Perez, Age 55	Director since April 2002

Ms. Perez has served as an independent financial consultant with The Medallion Company, LLC, an investment advisory/consultation and professional money management company, since September 2002. Ms. Perez also serves on the Board of Directors of Martin Marietta Materials, Inc. and is Chair of its Finance Committee and a member of its Audit Committee and its Ethics, Environment, Safety and Health Committee.

Evan J. Silverstein, Age 54	Director since August 2006

Mr. Silverstein served as General Partner and Portfolio Manager of SILCAP LLC, a market-neutral hedge fund that principally invests in utilities and energy companies, from January 1993 until his retirement in December 2005.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH OF THE NOMINEES LISTED ABOVE.

Item 2:	Ratification of Appointment of Independent Auditors

The Audit Committee annually reviews the qualifications, performance and independence of our independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change our independent auditors. Based on this review, the Audit Committee decided to appoint KPMG LLP as our independent auditors to conduct our audit for 2009.

Although stockholder approval is not required for the appointment of KPMG LLP, the Board and the Audit Committee have determined that it is a good corporate governance practice. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and represented in person or by proxy at the Meeting. If our stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of us and our stockholders.

THE BOARD AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR THE RATIFICATION
OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of May 13, 2009 by each director, the executives named in the “Summary Compensation Table” and all directors and executives as a group. None of these shares are pledged as security.

	Amount and Nature of
	Beneficial Ownership
	(1)(2)(3)*
Name of Beneficial Owner

E. William Barnett	136,165
Donald J. Breeding	55,716
Rick J. Dobson	22,706
Mark M. Jacobs	1,733,295
Michael L. Jines	332,549
Brian Landrum	770,164
Steven L. Miller	98,005
Albert H. Myres	11,140
Laree E. Perez	49,500
Evan J. Silverstein	54,082
Joel V. Staff	2,890,495
William L. Transier	42,980
All directors and executives as a group (17 individuals)	7,180,814	(4)

*	Unless otherwise indicated, the number of shares beneficially owned represents less than 1% of our outstanding common stock as of May 13, 2009.

(1)	Includes the number of shares that the directors or executives had a right to acquire as of or within 60 days after May 13, 2009 upon the passage of time or upon separation from service as follows: Mr. Barnett—21,000; Mr. Breeding—1,667; Mr. Dobson—22,706; Mr. Jacobs—1,152,619; Mr. Jines—295,429; Mr. Landrum—570,259; Mr. Miller—16,000; Mr. Myres—9,076; Ms. Perez—33,500; Mr. Silverstein—6,000; Mr. Staff—2,137,340; Mr. Transier—12,500 and all directors and executives as a group—5,103,858. For non-management directors standing for reelection, these amounts include 6,000 shares of restricted stock to be granted following election at the Meeting.

(2)	Includes shares allocated to executives under the RRI Energy, Inc. Savings Plan and the RRI Energy, Inc. Employee Stock Purchase Plan as follows: Mr. Jacobs—18,362; Mr. Jines—2,296; Mr. Landrum—18,368; Mr. Myres—1,064; Mr. Staff—11,613 and all executives as a group—91,934.

(3)	Includes shares of restricted stock, which the following directors have voting power but no investment power until the restrictions lapse: Mr. Barnett—12,169; Mr. Breeding—6,000; Mr. Miller—19,967; Ms. Perez—6,000; Mr. Silverstein—11,687; Mr. Staff—12,707; and Mr. Transier—6,000.

(4)	The number of shares beneficially owned by all directors and executives as a group represents approximately 2% of our outstanding common stock as of May 13, 2009.

Principal Stockholders

The following table sets forth information about persons whom we know to be the beneficial owners of more than 5% of our issued and outstanding common stock based solely on our review of the Schedule 13G or Schedule 13D Statement of Beneficial Ownership filed by these persons with the SEC as of the date of such filing:

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

AXA Assurances I.A.R.D. Mutuelle	30,180,834	8.6%
AXA Assurances Vie Mutuelle
26, rue Drouot
75009 Paris, France
AXA
25, avenue Matignon
75008 Paris, France
AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104
Capital World Investors	28,671,500	8.2
333 South Hope Street
Los Angeles, California 90071
Orbis Investment Management Limited	24,890,574	7.1
Orbis Asset Management Limited
34 Bermudiana Road
Hamilton HM 11, Bermuda

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executives and persons who own more than 10% of our outstanding common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Based on our review of the reports submitted to us and representations from certain reporting persons that they have complied with the applicable filing requirements, we believe that during 2008, all of our directors, executives and greater than 10% stockholders complied with the reporting requirements of Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

In connection with Mr. Dobson’s appointment as Chief Financial Officer and to facilitate his relocation to Texas, we engaged the services of a relocation company to purchase his former residence in August 2008 for $222,500, which was the appraised value as determined by two independent real estate appraisals. The relocation company sold the home in September 2008 and reimbursed us $222,500.

During 2008, there were no other transactions in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest. See “Corporate Governance—Our Governance Practices” for a discussion of our policies and procedures related to conflicts of interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

How did the events of 2008 impact our executive compensation program?

Our financial results in 2008, particularly in our retail energy segment, were substantially below our expectations as a result of a variety of factors, including the record heat in the Houston area and ERCOT (Electric Reliability Council of Texas) transmission constraints, the devastating impact of Hurricane Ike on the Gulf Coast and the significant volatility in commodity prices experienced in 2008. As a consequence, achievement of the performance metrics under our annual incentive program was below target amounts and retail contribution margin was below threshold. Although each of our officers was entitled to a payout under our annual incentive program, the Committee, in its discretion, elected not to approve payouts for Messrs. Jacobs, Dobson and Landrum. In addition, the Committee made no increases in base pay for officers in 2009. The Committee deferred considering long-term incentive awards for 2009 because of the strategic alternative review process. See “Why do we choose to pay each element?” and “Summary Compensation Table” for additional information.

What are the elements and objectives of our executive compensation program?

Our compensation program for executives consists of base salary, annual incentive awards and long-term incentive awards. Using these elements, the Compensation Committee (the “Committee”) has designed our compensation program to prudently use our resources while meeting the following objectives:

•	attract and retain the talent that we feel is required to successfully execute our business strategy;

•	align the interests of our executives with the interests of our stockholders;

•	reinforce expectations of leadership and achievement, consistent with our values and our vision to be the best positioned, most trusted choice for electricity in competitive markets; and

•	provide a strong incentive to our executives to achieve their potential and our goals and long-term success.

How are executive compensation amounts determined?

In determining target compensation levels for each executive, the Committee considers:

•	market data;

•	individual performance;

•	corporate performance;

•	compensation history; and

•	internal equity.

None of these factors are weighted, but are considered together.

Market Data

Market data is a key consideration for the Committee. The Committee has retained Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), a nationally recognized independent compensation consultant, to annually provide competitive market data for base salary, target annual incentive awards and expected value of target long-term incentive awards. In conducting the competitive analysis, Towers Perrin gathers information from us, public filings and appropriate survey sources. Towers Perrin reports the results of the competitive analysis to the Compensation Committee but does not make recommendations. The Committee considers this data for general market movement and trends and the positioning of our executives relative to the market. The

Committee reviewed and considered market data as prepared by Towers Perrin in early 2008 for the following groups:

•	a peer group composed of 18 other utility and power generation companies (The AES Corporation, American Electric Power Company, Inc., Calpine Corporation, Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Dynegy Inc., Edison International, Entergy Corporation, Exelon Corporation, FPL Group, Inc., Mirant Corporation, NRG Energy, Inc., PG&E Corporation, PPL Corporation, Sempra Energy, Energy Future Holdings Corp. and The Williams Companies, Inc.). These companies were selected primarily because they are engaged in the merchant energy business, have significant generation portfolios, and/or have significant non-regulated and/or energy operations;

•	approximately 100 major energy organizations in the broader energy industry; and

•	approximately 800 organizations in the broader general industry.

The market data is presented on a composite basis and the Committee does not have access to the individual company data.

The two broader groups are surveyed because we do not compete exclusively within our peer group for leadership talent. The market data for these two groups is size-adjusted to our revenue size by Towers Perrin to provide appropriate comparisons. All three reference groups are included in the consideration of each element of compensation for each executive.

Market data for target total direct compensation (base salary, targeted annual incentive and expected value of long-term incentive awards) is developed at both the 50th and 75th percentiles for each reference point in order to provide a broad market view; however, the Committee does not seek to target total direct compensation at any particular level. Each executive’s position relative to the market data is reflective of his/her experience (both with us and with other organizations) and the other factors described below. Four of the five executives were below the 75th percentile for the peer group and two were also below the 50th percentile. Four of the five executives were below the 75th percentile for the energy industry and one was also below the 50th percentile. All of the executives were below the 75th percentile for the general industry and four of the five were also below the 50th percentile.

Individual Performance

The Committee also considers individual performance, including achievement of individualized goals, current and potential impact on corporate performance, reputation, skills, experience, criticality and demonstration of our values as important factors. Our values are to:

•	act with absolute integrity;

•	collaborate with, support and respect our employees;

•	communicate openly, honestly and frequently;

•	create value for every customer;

•	ensure a safe, healthy and enjoyable workplace;

•	care for our environment and communities;

•	develop a highly motivated, valued and diverse workforce;

•	optimize our financial and physical resources; and

•	continuously simplify and improve our processes.

The format used for our executives’ annual performance evaluations is the same as for all employees (except our President and Chief Executive Officer). See “What is the role of our executives in the compensation process?”

Corporate Performance

Significant portions of our annual incentive awards and long-term incentive awards are tied to corporate and operational results, which must be achieved in order for any payout to be earned. See “Why do we choose to pay each element?”

Compensation History

In determining an executive’s compensation, the Committee considers the base salary and the annual incentive target and payout history of each executive for the preceding four years. The Committee also considers each executive’s equity holdings, including the date of any grants, the types of awards (restricted stock, stock options or cash-based), the vesting provisions, the expiration dates, the exercise prices, if applicable, and the number of units or shares granted. The Committee reviews these historical awards to ensure an appropriate portion of executive compensation provides retention value, but no formula is used.

Internal Equity

Differences in levels of compensation among our executives exist because of differences in their roles and responsibilities and based on all of the factors discussed above. The Committee does not use formulas in determining compensation amounts, but is mindful of internal equity and the impact of perceived fairness related to its decisions.

How does each element and our decisions regarding that element fit into our compensation program’s objectives and affect other elements?

To achieve our compensation program’s objectives, the Committee believes that a significant portion of executive compensation should be composed of variable, at risk elements, with the majority of these elements being based on alignment with our stockholders and achievement of our long-term success. Base salaries attract and retain the talent we need to lead our business. The Committee strives for a balanced and effective mix of elements, which are not weighted in any particular manner. We have no policies or formulas for allocating among different forms of pay.

The table below sets forth the allocation range of fixed and variable compensation for our executives based on the Committee’s determinations in early 2008. See “Summary Compensation Table” and “2008 Grants of Plan-Based Awards.”

	Fixed
	Percentage of	Variable
	Total	Percentage of
	Compensation	Total Compensation
		Cash	Equity/Equity Based
	Cash	Annual Incentive	Long-Term Incentive
Executive	Base Salary	Award(1)	Awards(2)

Mark Jacobs, President and Chief Executive Officer	16%	16%	68%
Rick Dobson, Executive Vice President and Chief Financial Officer	23%	16%	61%
Brian Landrum, Executive Vice President and Chief Operating Officer	22%	17%	61%
Michael Jines, Senior Vice President, General Counsel and Corporate Secretary	31%	19%	50%
Albert Myres, Senior Vice President, Government and Public Affairs	39%	22%	39%

(1)	Based on target levels.

(2)	Based on compensation values at the time the awards were made.

Why do we choose to pay each element?

Base Salary

Base salary is paid in cash commensurate with the responsibilities of each individual’s position. The Committee annually reviews base salary and approves adjustments based on the factors discussed under “How are executive compensation amounts determined?” The Committee believes the base salaries provide a competitive level of fixed compensation based on the individual’s experience and performance as well as the position’s market value. For 2008 base salaries, see “Summary Compensation Table.” In February 2009, the Committee made no increases in 2009 base pay for officers. In making this determination, the Committee considered the market’s response to the current economic climate, the most common trends relative to base pay, and the fact that we were exploring a full range of possible strategic alternatives to enhance stockholder value.

Annual Incentive Awards

Annual incentive awards are paid in cash and are tied to annual achievement of the performance metrics described below. The purpose of our annual incentive awards is to encourage superior performance on key corporate and employee metrics that are critical to our business. Annual incentive awards are defined as a specified target percentage of base salary. These target percentages for executives are approved by the Committee based on the market data surveys prepared by Towers Perrin and internal equity. The Committee has discretion to approve payouts for performance above or below the performance metrics in order to take into account extraordinary or unexpected market, business or individual performance events. For 2008, the Committee did not exercise this discretion with respect to Mr. Jines or Mr. Myres. However, the Committee elected not to pay annual incentive awards to Messrs. Jacobs, Dobson or Landrum for 2008 because of the events described above under “How did the events of 2008 impact our executive compensation program?” and the heightened standards of performance and accountability associated with their positions. If the Committee had not exercised this discretion, Messrs. Jacobs, Dobson and Landrum would have received $322,200, $128,836 and $188,640 in annual incentive awards for 2008, respectively. The table below reflects the percentage of base salary that the officers were eligible to receive.

	Percent of Base Salary(1)
Executive	Threshold	Target	Maximum

Mark Jacobs, President and Chief Executive Officer	20%	100%	200%
Rick Dobson, Executive Vice President and Chief Financial Officer	14	70	140
Brian Landrum, Executive Vice President and Chief Operating Officer	16	80	160
Michael Jines, Senior Vice President, General Counsel and Corporate Secretary	12	60	120
Albert Myres, Senior Vice President, Government and Public Affairs	12	60	120

(1)	Achievement between specified levels is pro-rated. Performance below threshold results in no payment. Performance above maximum is capped at the maximum percentage.

The Committee annually approves the performance metrics, levels and relevant weighting of each metric following its review of management’s proposals. The metrics reflect our annual operating plan and strategic priorities. We use these metrics in managing our business and in making public disclosures. The target amounts are consistent with our 2008 annual operating plan. The metric payout amounts are based on the estimated likelihood of achievement: threshold, 90%; target, 50%; maximum, 10%. These achievement percentages are estimated by management based on a number of factors and reviewed with the Committee. The weighting of the different performance metrics is based on the Committee’s assessment of the relative priorities of the specific performance metrics.

	Threshold	Target	Maximum	Actual	Achievement
2008 Metric	(20%)	(100%)	(200%)	Results	of Target	Weight
	($ in millions)

Corporate Metrics
Adjusted EBITDA(1)	$736	$1,236	$1,736	$835	36%	30%
Open wholesale contribution margin(2)	$508	$708	$908	$655	79%	30%
Retail contribution margin(3)	$384	$484	$584	$(57)	0%	30%
Employee Survey Results(4)	44%	52%	60%	44%	20%	10%
Total						100%

(1)	Adjusted EBITDA is considered an important metric for valuation of our performance and our stock. It represents EBITDA adjusted for unrealized gains/losses on energy derivatives, western states litigation and similar settlements, goodwill impairments, debt extinguishments and credit-enhanced retail structure unwind costs.

(2)	Open wholesale contribution margin encompasses our commercial capacity factor objectives, energy margin and execution ability. It represents revenues less cost of sales, operation and maintenance and bad debt expense for our wholesale energy segment, adjusted to exclude the impact of historical and operational wholesale hedges and unrealized gains/losses on energy derivatives. The metric is further adjusted for purposes of calculating annual incentive awards by the expected margin impact of changes in commodity (gas, coal and SO2) prices versus the commodity prices assumed in the original target.

(3)	Retail contribution margin encompasses our customer count objectives and margin execution performance. It represents revenues less cost of sales, operation and maintenance, selling and marketing and bad debt expense for our retail energy segment, adjusted to exclude the impact of unrealized gains/losses on energy derivatives. The metric is further adjusted for purposes of calculating annual incentive awards to exclude prior year market usage adjustments that are not related to current year performance and Smart Energy spending that was expected to benefit future periods.

(4)	This metric ties each executive to improvements in annual employee survey results related to our effort to build a great company to work for and reflecting achievement of our vision and values. The threshold level is based upon the results from the prior year’s survey reduced by 4% to account for the margin of error within the survey. The target level is based on a 4% improvement from the prior year’s survey and the maximum level is based on a 12% improvement from the prior year’s survey. Actual results represent the average achievement percentage of all survey questions.

See non-equity incentive plan compensation in the “Summary Compensation Table” for valuation disclosure related to 2008 annual incentive awards for each executive.

Long-Term Incentive Awards

The long-term incentive awards are equity and equity-based awards to align our executives’ interests with those of our stockholders. These awards are designed to retain our executives and to provide them continued motivation to achieve our long-term success.

In 2008, the Committee approved the award vehicles and amount of each vehicle following its review of management’s proposals, which considered market data prepared by Towers Perrin, individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. These factors are not weighted but are considered in the aggregate. In February 2008, the Committee granted the executives long-term incentive awards structured as set forth in the following table.

		Percentage of
Award Vehicle	Vesting Period	Targeted LTI Value

Common Stock Options	Time-based, vest ratably over three-year period	30%
Performance-Based Cash Units	Vesting upon achievement of stock price of $32(1) for 20 consecutive trading days at any time during three-year term. Expires if not vested within three-year term	35%
Restricted Stock Units	Time-based, three-year cliff vesting, common stock settled	35%

(1)	Represents approximately 14.5% annual growth rate in share price of our common stock over 3 years from February 2008 (based on a 20-day average closing price from February 11, 2008). This award has not paid out as of April 10, 2009.

The structure of our long-term incentive awards reflects the Committee’s view that the purpose of the executive’s equity compensation should strengthen alignment with stockholders, provide incentives tied to our performance and serve as a retention vehicle. Time-based restricted stock units retain some value regardless of our stock price and create alignment with stockholder interests because their value changes as our stock price changes. Performance-based cash units are primarily a stockholder alignment tool, as they are earned or vested upon the achievement of key performance metrics. Time-based common stock options can be retentive if their value increases, and they create stockholder alignment because their value increases only if our stock price increases. The weighting of the long-term incentive award vehicles is reflective of the Committee’s goal to have a balanced and effective mix of cash and equity elements.

See stock awards and option awards in the “Summary Compensation Table” and grant date fair value under “2008 Grants of Plan-Based Awards” for valuation disclosure related to 2008 long-term incentive awards for each executive.

Executive Perquisites

With the exception of executive officer relocation, we do not provide substantial personal benefits or perquisites. We do allow up to $5,000 per year for each executive in reimbursement for specified financial planning services and a one-time allowance of $5,000 for estate planning and financial planning services. See “Summary Compensation Table.”

How were payment amounts and trigger events determined for termination or change-in-control?

We provide for payments and benefits if an executive is terminated without cause or resigns for good reason in connection with a change-in-control. In addition, under our executive severance plan, we provide for payments and other benefits if an executive’s employment is involuntarily terminated other than by reason of death, disability, cause or a change-in-control. The payment multiples and the triggering events for receipt of these payments and benefits are based in part on a 2005 market analysis provided by Towers Perrin. The market analysis was based on Towers Perrin’s research and consulting experience with organizations of similar scope and complexity as us, as well as current trends at the time in the area of severance and change-in-control. From time to time, our management confirms with Towers Perrin that this market information has not materially changed.

The change-in-control triggering events were selected so that our executives would be encouraged to continue their attention and dedication to us with indifference towards a change in our control. We choose to provide severance benefits for termination in these circumstances to provide financial assistance and resolve any possible related claims against us that may arise. The potential payments under these arrangements do not affect the other elements of the executives’ compensation. See “Potential Payments upon Termination or Change-in-Control.”

What is the role of our executives in the executive compensation process?

Our Chief Executive Officer has access to the internal and external compensation information described above, including each of our executive’s annual performance review. Our Senior Vice President, Human Resources provides input and makes recommendations to our Chief Executive Officer regarding compensation philosophy and structure, the structure and design of annual incentive awards and long-term incentive awards, and our executive severance plan and change-in-control agreements. Other members of our management team may also give input or make recommendations to our Chief Executive Officer regarding these matters. Using all of that information, our Chief Executive Officer makes recommendations to the Committee regarding the compensation of our other executives. In each case, the Committee independently reviews the data, considers the Chief Executive Officer’s proposals, consults with Towers Perrin as needed, and makes its own determinations for our executives. For additional information regarding Towers Perrin’s role in the compensation process, see “How are executive compensation amounts determined?”

In setting the Chief Executive Officer’s compensation, the Committee consults with each non-management director for his/her views of the Chief Executive Officer’s performance and compensation. The Committee then presents a report to the Board so that all directors have an opportunity to be heard in advance of the Committee’s final action.

What are our equity and security ownership requirements?

We encourage stock ownership by executives through the use of equity awards and mandatory holding periods. In addition, the Board has adopted stock ownership guidelines for our directors and executives. See “Corporate Governance—Stock Ownership Guidelines and Mandatory Holding Period.” Other than Mr. Dobson, who joined us in October 2007 and Mr. Myres, who joined us in December 2007, each executive meets or exceeds the applicable guidelines.

When are awards granted and base salaries approved?

As a general rule, the Committee approves our executives’ base salaries, payout of annual incentive awards for the prior year, and annual and long-term incentive awards for the current year at its first regular quarterly meeting (generally in February or March). As discussed under “How did the events of 2008 impact our executive compensation?”, the Committee has not yet granted long-term incentive awards for 2009.

Any awards for newly hired executives are granted on the first business day of the month immediately following the executive’s appointment date. Offers to executive candidates are reviewed with the Committee prior to being made. Any equity awards included in an offer are subject to the Committee’s approval.

Our executives do not have any role in establishing the timing of grants or vesting of stock options. We do not have any program, plan or practice to time grants of equity or equity-based awards in coordination with the release of material non-public information and we do not set grant dates to new executives in coordination with the release of such information. We have not timed, and do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. See “2008 Grants of Plan-Based Awards.”

Does the accounting and tax treatment of a particular form of compensation impact the form and design of awards?

The Committee considers tax, tax deductibility and accounting treatment of various compensation alternatives. However, these are not typically driving factors. The Committee may approve non-deductible compensation arrangements if it believes they are in the best interests of the Company and its stockholders taking into account several factors, including our ability to utilize the deduction based on projected taxable income.

Compensation Committee Report

The Compensation Committee oversees the compensation plans, policies and programs of RRI Energy, Inc. on behalf of the Board of Directors. In performing its oversight function, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis. Based on these reviews and discussions, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the Company’s proxy statement and Annual Report on Form 10-K.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Compensation Committee,

Donald J. Breeding (Chairperson)
Steven L. Miller
William L. Transier

Summary Compensation Table

The following table sets forth the compensation of our President and Chief Executive Officer, our Chief Financial Officer and each of our three most highly compensated other executives who were serving as of December 31, 2008. None of our executives has an employment agreement or arrangement. For further discussion of executive compensation, see “Compensation Discussion and Analysis.”

							Change in
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total

Mark M. Jacobs	2008	$895,000	$—	$848,376	$748,320	$600	$—	$117,959	$2,610,255
President and Chief	2007	767,125	—	1,417,562	284,325	821,864	—	125,190	3,416,066
Executive Officer	2006	623,000	—	1,041,068	1,092,979	776,870	—	90,640	3,624,557
Rick J. Dobson(5)	2008	511,251	—	283,084	223,709	600	—	88,263	1,106,907
Executive Vice	2007	88,542	—	14,552	16,032	—	—	36,168	155,294
President and Chief Financial Officer
Brian Landrum	2008	655,000		415,535	296,626	600	—	79,658	1,447,419
Executive Vice	2007	610,000	—	1,324,364	107,521	457,535	—	93,476	2,592,896
President and Chief Operating Officer	2006	545,303	—	1,069,605	983,209	509,577	—	60,795	3,168,489
Michael L. Jines	2008	422,750	—	167,593	121,163	91,914	14,159	47,850	865,429
Senior Vice	2007	397,250	—	603,209	48,972	255,461	9,713	56,856	1,371,461
President, General	2006	380,750	—	443,760	471,924	293,466	8,839	48,611	1,647,350
Counsel and Corporate Secretary
Albert H. Myres(6)	2008	324,996	—	104,927	91,396	64,949	—	24,018	610,286
Senior Vice President, Government and Public Affairs

(1)	Represents the compensation expense recognized in 2008 for financial reporting purposes in accordance with SFAS 123R, which requires us to expense the fair value of equity awards over the vesting period applicable to the award. The amounts relate to long-term incentive awards granted in 2008 and in prior fiscal years, disregarding the estimate of forfeitures.

The assumptions we used for calculating the SFAS 123R compensation expense of the equity awards are provided in note 10 to our consolidated financial statements in our most recent Form 10-K. Information regarding the SFAS 123R fair values of the 2008 equity awards is provided under “2008 Grants of Plan-Based Awards.”

(2)	Represents (i) annual incentive awards earned by each executive based on the achievement level of annual performance goals and (ii) Power of One Program awards. These cash awards are discussed further under “2008 Grants of Plan-Based Awards.” Messrs. Jacobs, Dobson and Landrum did not receive annual incentive awards for 2008.

(3)	Represents above-market interest (more than 120% of the applicable federal rate) earned on the deferred compensation balance in the RRI Energy, Inc. Successor Deferral Plan (formerly the Reliant Energy, Inc. Successor Deferral Plan).

(4)	The amounts shown as “All Other Compensation” for each executive in 2008 are composed of the following items:

		Deferral and
	Savings	Restoration	Executive Life		Tax Gross
Name	Plan(a)	Plan(b)	Insurance(c)	Perquisites(d)	Ups(e)	Total

Mark M. Jacobs	$17,565	$100,394	—	—	—	$117,959
Rick J. Dobson	17,565	19,025	—	$48,864	$2,809	88,263
Brian Landrum	15,840	61,326	$1,872	—	620	79,658
Michael L. Jines	15,840	32,010	—	—	—	47,850
Albert H. Myres	13,435	10,583	—	—	—	24,018

(a)	Represents company contributions to the RRI Energy, Inc. Savings Plan, including a 2008 discretionary contribution made in 2009.
(b)	Represents company contributions to the savings restoration component of the RRI Energy, Inc. Deferral and Restoration Plan (formerly the Reliant Energy, Inc. Deferral and Restoration Plan), including a 2008 discretionary contribution made in 2009.
(c)	We provide Mr. Landrum life insurance structured to return the cumulative premium payments to us after the benefit is paid. This amount represents what we expect it would cost Mr. Landrum to obtain the same coverage under a term life insurance policy. In 2008 we paid premiums of $34,894, which we believe overstate our cost of providing Mr. Landrum this benefit.
(d)	Consists of relocation expenses and expenses related to the sale of Mr. Dobson’s former residence.
(e)	Represents tax reimbursements for taxable income recognized in connection with Mr. Dobson’s relocation assistance expenses and Mr. Landrum’s life insurance premiums.

(5)	Mr. Dobson joined us as our Chief Financial Officer in October 2007.

(6)	Mr. Myres joined us as our Senior Vice President, Government and Public Affairs in December 2007.

2008 Grants of Plan-Based Awards

											All
											Other
									All		Option			Grant
									Other		Awards;		Exercise	Date
		Estimated Future				Estimated Possible			Stock		Number of		or Base	FairValue
		Payouts Under				Payouts Under			Awards;		Securities		Price of	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)				Equity Incentive Plan Awards(2)			Number of		Underlying		Option	and Option
Name	Date	Threshold	Target		Maximum	Threshold	Target	Maximum	Shares(3)		Options(4)		Awards(5)	Awards

Mark M. Jacobs	—	$179,000	$895,000		$1,790,000	—	—	—	—		—		—	$—
	—	—	600	(6)	—	—	—	—	—		—		—	—
	2/19/08	—	—		—	—	96,294	96,294	—		—		—	1,575,370	(2)
	2/19/08	—	—		—	—	—	—	55,851		—		—	1,305,517	(3)
	2/19/08	—	—		—	—	—	—	—		119,680		$23.375	1,180,918	(4)
Rick J. Dobson	—	71,575	357,876		715,752	—	—	—	—		—		—	—
	—	—	600	(6)	—	—	—	—	—		—		—	—
	2/19/08	—	—		—	—	35,498	35,498	—		—		—	580,747	(2)
	2/19/08	—	—		—	—	—	—	20,589		—		—	481,268	(3)
	2/19/08	—	—		—	—	—	—	—		44,118		$23.375	435,326	(4)
Brian Landrum	—	104,800	524,000		1,048,000	—	—	—	—		—		—	—
	—	—	600	(6)	—	—	—	—	—		—		—	—
	2/19/08	—	—		—	—	48,405	48,405	—		—		—	791,906	(2)
	2/19/08	—	—		—	—	—	—	28,075		—		—	656,253	(3)
	2/19/08	—	—		—	—	—	—	—		60,161		$23.375	593,627	(4)
Michael L. Jines	—	50,730	253,650		507,300	—	—	—	—		—		—	—
	—	—	600	(6)	—	—	—	—	—		—		—	—
	2/19/08	—	—		—	—	18,117	18,117	—		—		—	296,394	(2)
	2/19/08	—	—		—	—	—	—	10,508		—		—	245,625	(3)
	2/19/08	—	—		—	—	—	—	—		22,517		$23.375	222,182	(4)
Albert H. Myres	—	35,750	178,748		357,496	—	—	—	—		—		—	—
	—	—	600	(6)	—	—	—	—	—		—		—	—
	1/02/08	—	—		—	—	—	—	6,700	(7)	—		—	176,110	(3)
	1/02/08	—	—		—	—	—	—	—		16,800	(7)	$26.285	185,581	(4)
	2/19/08	—	—		—	—	8,391	8,391	—		—		—	137,277	(2)
	2/19/08	—	—		—	—	—	—	4,867		—		—	113,766	(3)
	2/19/08	—	—		—	—	—	—	—		10,428		$23.375	102,896	(4)

(1)	Represents the range of payouts possible under our annual incentive plan. The actual amounts paid to Messrs. Jines and Myres in 2009 based on 2008 performance are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Except in the case of death, disability or retirement following five years of service, the executive must be employed by us on the payment date to receive payment of the award.

(2)	Represents long-term incentive awards of performance-based cash units. Each unit represents the right to receive a cash payment equal to the fair market value of one share of our common stock for each unit earned if we achieve the performance goal. No units are earned for performance below target. No additional units are earned for performance above target. Therefore, the threshold is zero and the maximum equals the target.

Under SFAS 123R, the reported grant date fair values were determined using a Monte Carlo simulation valuation model with a risk-free interest rate assumption of 2.31% and an expected volatility of 38.4%.

(3)	Represents long-term incentive awards of restricted stock units. For vesting schedules, see “Outstanding Equity Awards at 2008 Fiscal Year-End.” The grant date fair value, computed in accordance with (FAS 123R), is based on the average of the high and low sales prices of our common stock on the grant date.

(4)	Represents long-term incentive awards of common stock options. For vesting schedules, see “Outstanding Equity Awards at 2008 Fiscal Year-End.” The grant date fair value is computed in accordance with SFAS 123R, using the Black-Scholes option pricing model based on the following assumptions:

	Stock Option Grant Date
	1/02/2008	2/19/2008

Risk-free interest rates	3.41%	3.15%
Dividend Yield	—	—
Expected Volatility	37.47%	38.36%
Expected Term	6 years	6 years

(5)	The exercise or base price is the average of the high and low sales prices of our common stock on the grant date. The closing sales prices of our common stock on January 2, 2008 and February 19, 2008 were $25.95 and $23.95, respectively.

(6)	Represents Power of One awards earned based on plant availability and retail customer count goals. All of our employees participate in this program.

(7)	Represents additional awards granted to Mr. Myres in connection with his initial employment with us in December 2007.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards;
			Equity					Plan	Market or
			Incentive					Awards;	Payout
			Plan					Number of	Value of
			Awards;				Market	Unearned	Unearned
			Number of			Number of	Value of	Shares,	Shares,
			Securities			Shares or	Shares or	Units or	Units or
	Number of Securities		Underlying			Units of	Units of	Other	Other
	Underlying Unexercised		Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Options	Price	Date	Vested(2)	Vested(3)	Vested	Vested

Mark M. Jacobs	318,667	—	—	$4.790	7/28/2012	27,079	$156,517	—	—
	212,000	—	—	3.505	3/10/2013	32,240	186,347	—	—
	489,600	—	—	8.135	2/12/2014	55,851	322,819	—	—
	19,342	38,684	—	16.260	2/19/2017	96,294	556,579	—	—
	26,887	53,776	—	26.365	5/15/2017	—	—	—	—
	—	119,680	—	23.375	2/18/2018	—	—
Rick J. Dobson	8,000	16,000	—	26.955	10/31/2017	9,700	56,066	—	—
	—	44,118	—	23.375	2/18/2018	20,589	119,004	—	—
	—	—	—	—	—	35,498	205,178	—	—
Brian Landrum	43,520	—	—	30.000	3/5/2011	27,364	158,164	—	—
	47,600	—	—	10.900	2/29/2012	28,075	162,274	—	—
	39,195	—	—	3.505	3/10/2013	48,405	279,781	—	—
	272,000	—	—	8.135	2/12/2014	—	—	—	—
	108,800	—	—	12.625	8/9/2015	—	—	—	—
	19,545	39,092	—	16.260	2/19/2017	—	—	—	—
	—	60,161	—	23.375	2/18/2018	—	—	—	—
Michael L. Jines	52,520	—	—	30.000	3/5/2011	12,464	72,042	—	—
	217,600	—	—	8.135	2/12/2014	10,508	60,736	—	—
	8,902	17,805	—	16.260	2/19/2017	18,117	104,716	—	—
	—	22,517	—	23.375	2/18/2018	—	—	—	—
Albert H. Myres	—	16,800	—	26.285	1/1/2018	6,700	38,726	—	—
	—	10,428	—	23.375	2/18/2018	4,867	28,131	—	—
	—	—	—	—	—	8,391	48,500	—	—

(1)	Represents 2007 and 2008 long-term incentive awards of common stock options granted with exercise prices equal to the average of the high and low trading prices of our common stock on the dates of grant. All common stock options vest ratably over a three-year period beginning on the first anniversary of the grant date, which is ten years prior to the option expiration date, except for the common stock options scheduled to expire on February 12, 2014 and August 9, 2015, which cliff vested on December 31, 2006.

(2)	Represents 2007 and 2008 long-term incentive awards of restricted stock units and performance-based cash units. The 32,240 restricted stock units granted to Mr. Jacobs vest ratably over a three-year period beginning on May 16, 2010. The remainder of the restricted stock units cliff vest as follows: February 20, 2010 (Mr. Jacobs (27,079), Mr. Landrum (27,364) and Mr. Jines (12,464)); November 1, 2010 (Mr. Dobson (9,700)); January 2, 2011 (Mr. Myres (6,700)) and February 19, 2011 (Mr. Jacobs (55, 851), Mr. Dobson (20,589), Mr. Landrum (28,075), Mr. Jines (10,508) and Mr. Myres (4,867)).

The performance-based cash units (Mr. Jacobs (96,294), Mr. Dobson (35,498), Mr. Landrum (48,405), Mr. Jines (18,117) and Mr. Myres (8,391)) vest when our common stock achieves a closing price of $32.00 for twenty consecutive trading days between February 19, 2008 and February 19, 2011. These awards will be forfeited if not vested within that three-year term.

(3)	The market value is based on the December 31, 2008 closing price of our common stock ($5.78).

2008 Option Exercises and Stock Vested

The following table provides information regarding the number of shares vested and the pretax value realized by each executive from the exercise of stock options or vesting of stock awards in 2008.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired	Realized on	Acquired on	Realized on
Name	on Exercise	Exercise(1)	Vesting	Vesting

Mark M. Jacobs	—	$—	—	$—
Rick J. Dobson	—	—	—	—
Brian Landrum	15,772	$155,028	—	—
Michael L. Jines	—	—	—	—
Albert H. Myres	—	—	—	—

(1)	Represents the product of the number of shares acquired and the excess of the market value of the shares on the exercise date over the exercise price.

2008 Nonqualified Deferred Compensation

Deferral and Restoration Plan

In 2008, we adopted a new Deferral and Restoration Plan in order to comply with Internal Revenue Code Section 409A. The new plan incorporates changes in the distribution options which were effective in 2005 and changes in the contribution formula effective in 2009. The new Deferral and Restoration Plan and its predecessor are referred to collectively below as the Deferral Plan.

Under the Deferral Plan, executives’ accounts are deemed to be invested among a group of designated mutual funds as directed by the executive. The investment elections can be changed at any time. Earnings credited to the executives’ accounts reflect the earnings of the deemed investment. We have established a “rabbi trust” to which we contribute amounts we expect to use to pay benefits under the Deferral Plan programs.

Our Deferral Plan has two separate programs, a deferred compensation program and a savings restoration program.

Deferred Compensation Program

Under the deferred compensation program, executives may elect to defer payment of up to 80% of their base salary and/or up to 100% of their annual incentive award. The deferred amounts are always 100% vested. In order to address statutory requirements, we have “grandfathered” the benefits earned by Mr. Landrum prior to January 1, 2005. No other executives named in the “Summary Compensation Table” have grandfathered deferred compensation balances. Mr. Landrum may elect to take distribution of grandfathered amounts in one of the following forms:

•	total distribution in a specified year (while still employed or after termination);

•	partial distribution (at least 50%) in specified years; or

•	annual installments beginning at a specified age or after termination of employment.

Mr. Landrum may also receive a lump sum distribution at any time subject to a 10% penalty and may change his distribution elections for grandfathered amounts subject to a 12-month waiting period.

Different distribution options apply to amounts deferred after December 31, 2004. Executives may elect a distribution year for each year’s deferred amounts, which must be at least three years after the deferral year, or may elect payment in five annual installments beginning the fourth year after deferral. If the executive terminates before distribution is complete, the entire balance will be paid in a lump sum six months after termination.

Savings Restoration Program

The savings restoration program of the Deferral Plan permits us to provide contributions and matching amounts that cannot be made on an executive’s behalf to the tax-qualified RRI Energy Inc. Savings Plan because of Internal Revenue Service (IRS) rules. For 2008, we provided a savings restoration benefit in an amount equal to the difference between the matching and profit-sharing contributions that could have been made on behalf of the executive but for IRS compensation limit ($230,000 for 2008) and the matching and profit-sharing contributions actually made. Beginning in 2009, the savings restoration benefit will be an amount equal to 6% of the difference between the IRS compensation limit and the executive’s compensation plus an amount equal to this difference times the profit-sharing percentage applicable to the qualified savings plan.

Messrs. Jacobs, Landrum and Jines have grandfathered amounts under the savings restoration program. Executives may elect to take distribution of these benefits earned before January 1, 2005 in either a lump sum or annual installments upon termination of employment. They may also take a lump sum distribution at any time subject to a 10% penalty and may change their distribution election for these amounts, subject to a 12-month waiting period. Benefits earned after December 31, 2004 will be distributed automatically in a lump sum six months after termination of employment.

Successor Deferral Plan

We also sponsor a second nonqualified deferred compensation plan, the Successor Deferral Plan. Mr. Jines is the only participant. The Successor Deferral Plan holds account balances consisting of salary and bonus deferrals that were transferred from a nonqualified deferred compensation plan maintained by our former parent company, CenterPoint Energy, Inc. No additional contributions to this plan are permitted. Earnings are credited to the account balance at an interest rate equal to the Moody’s Long Term Corporate Bond Index plus 2%. The plan provides for distribution elections as follows:

•	early distribution of either 50% or 100% of the amount deferred plus earnings for a particular year provided the funds have been in the plan at least three years; or

•	in a lump sum or annual installments upon termination upon or after age 65.

Distribution elections can be changed subject to a 12-month waiting period. If we have a change-in-control (as defined in the Successor Deferral Plan), distribution will be made as if Mr. Jines had terminated employment upon or after age 65. We have established a “rabbi trust” to which, upon the occurrence of a change-in-control, we will contribute amounts we expect to use to pay benefits under this plan.

The following table provides information regarding our Deferral Plan and the Successor Deferral Plan.

				Aggregate
	Executive	Company	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings/(Loss)	Distributions	Balance at
Name	in 2008	in 2008(1)	in 2008(2)	in 2008	12/31/2008

Mark M. Jacobs	$—	$115,611	$(207,875)	$—	$348,427
Rick J. Dobson	—	16,911	105	—	17,016
Brian Landrum	—	75,363	(148,933)	—	293,436
Michael L. Jines	—	40,726	(53,407)	—	636,139
Albert H. Myres	—	8,141	38	—	8,179

(1)	Represents our matching and discretionary contributions to the savings restoration component of the Deferral Plan. These reported amounts include our contributions made in 2008 with respect to fiscal year 2007 compensation as follows: $26,372; $22,384 and $13,807 for Messrs. Jacobs, Landrum and Jines, respectively. The remaining contributions are reported for 2008 in the “All Other Compensation” column of the “Summary Compensation Table.”

(2)	Represents the annual earnings on the nonqualified deferred compensation account balances of the Deferral Plan during 2008. Earnings may increase or decrease depending on the performance of the deemed investment elections offered under the Deferral Plan. Mr. Jines recognized earnings on his account balance under the Successor Deferral Plan. The above-market earnings credited to Mr. Jines under the Successor Deferral Plan are also reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.”

Potential Payments upon Termination or Change-in-Control

Change-in-Control

We have entered into change-in-control agreements with our executives named in the “Summary Compensation Table.” Effective December 31, 2008, we amended all existing change-in-control agreements primarily to comply with Internal Revenue Code Section 409A. The following discussion summarizes the agreements as amended.

The change-in-control agreements provide for payments and benefits following termination of employment in connection with a change-in-control in the following circumstances:

•	an involuntary termination that did not result from death, disability or termination for cause;

•	termination by the executive for “Good Reason;” or

•	termination initiated by us and mutually agreed upon by the executive and us.

For this purpose, “Good Reason” generally means:

•	a material reduction in duties and responsibilities;

•	a material reduction in annual base salary;

•	our failure to continue certain benefits and compensation plans (or comparable benefits plans) that are material to the executive’s compensation; or

•	a change of more than 50 miles in the location of the executive’s principal place of employment.

If the payment obligations under the agreements are triggered, we are required to provide the following severance benefits:

•	a cash severance payment equal to a multiple of salary (three in the case of Messrs. Jacobs, Dobson, and Landrum and two in the case of Messrs. Jines and Myres) plus the same multiple times the executive’s target annual incentive award, payable in a lump sum;

•	a pro-rated target annual incentive award based on the number of days the executive was employed during the year in which his employment was terminated, payable in cash in a lump sum;

•	continued welfare benefits coverage (medical, dental and vision) for two years;

•	outplacement services for 12 months and financial planning services;

•	“gross-up payments” intended to reimburse the executive for any excise taxes under Internal Revenue Code Section 4999 in connection with the agreement; and

•	“gross-up payments” intended to reimburse the executive for any taxes and penalties inadvertently triggered under Internal Revenue Code Section 409A, unless the tax is imposed because of the plan aggregation rules under Section 409A or, in the case of termination for Good Reason, the executive does not timely notify us of the event.

The executives’ agreements for long-term incentive awards provide that in the event of a change-in-control prior to the vesting date, any unvested restricted stock units will vest and will be settled in cash based on the fair market value of our stock on the date immediately preceding the change-in-control. Any unvested common stock options also will vest and all (vested and unvested) unexercised common stock options will be settled by a cash payment per share equal to the difference between the exercise price of the options and the fair market value of our stock on the date preceding the date of the change-in-control.

The change-in-control agreements provide that the executive may not disclose confidential information and may not hire or solicit to hire any of our employees for one year after a covered termination under the agreement.

The following table summarizes payments and benefits to be provided to the executives in connection with a change-in-control assuming a qualifying termination of employment as of December 31, 2008:

			Pro-rata
			Target
		Multiple of Target	Annual	Welfare				Total
	Multiple of	Annual Incentive	Incentive	Benefits	Miscellaneous	Excise Tax	Equity-based	Pre-Tax
Name	Salary	Award	Award	Coverage	Benefits(1)	Gross-Up	Awards(2)	Benefit

Mark M. Jacobs	$2,730,000	$2,730,000	$910,000	$32,243	$25,000	—	$1,222,262	$7,649,505
Rick J. Dobson	1,545,000	1,081,500	360,500	32,210	25,000	$1,186,804	380,249	4,611,263
Brian Landrum	1,995,000	1,596,000	532,000	32,036	25,000	—	600,218	4,780,254
Michael L. Jines	860,000	516,000	258,000	37,489	25,000	—	237,494	1,933,983
Albert H. Myres	649,992	357,496	178,748	32,241	25,000	—	115,357	1,358,834

(1)	Represents the value of outplacement services ($20,000) and financial planning services ($5,000).

(2)	Represents the intrinsic value of all unvested outstanding equity awards based on an assumed price of $5.78 (closing price on December 31, 2008). Additionally, all vested unexercised common stock options held by Messrs. Jacobs and Landrum will be settled by cash payments of $797,780 and $89,169, respectively. There is no intrinsic value in the vested unexercised common stock options held by Messrs. Dobson and Jines, and Mr. Myres does not have any vested common stock options.

For additional information, see “Compensation Discussion and Analysis — How were payment amounts and trigger events determined for termination or change-in-control?” For payments made in connection with termination under our nonqualified deferred compensation plans, see “2008 Nonqualified Deferred Compensation.”

Executive Severance

Our executive severance plan provides for payments and other benefits upon involuntary termination of the executive’s employment that did not result from death, disability or termination for cause or that did not follow a change-in-control. If the payment obligations under the plan are triggered, we are required to provide severance benefits (subject to certain conditions) as follows:

•	a cash severance payment equal to a multiple of salary (two in the case of Mr. Jacobs and 1.5 in the case of Messrs. Dobson, Jines, Myres and Landrum) plus the same multiple times the target annual incentive award, payable in a lump sum;

•	a pro-rated target annual incentive award based on the number of days the executive was employed during the year in which his employment was terminated, payable in cash in a lump sum; and

•	continued welfare benefits coverage (medical, dental and vision) for the number of years equal to the applicable severance multiple (two in the case of Mr. Jacobs and 1.5 in the case of Messrs. Dobson, Jines, Myres and Landrum).

To receive severance benefits under the plan, the executive must sign a waiver and release providing that the executive waives all claims against us, will not disclose confidential information, and for one year, will not hire or solicit to hire any of our employees. In the event an executive receives severance benefits under the plan and is rehired within 60 days, the executive must repay the benefits received.

The following table summarizes severance payments and benefits to be provided to the executives assuming a qualifying termination of employment as of December 31, 2008:

		Multiple of Target	Pro-rata	Welfare
	Multiple	Annual Incentive	Target Annual	Benefits
Name	of Salary	Award	Incentive Award	Coverage	Outplacement(1)	Total

Mark M. Jacobs	$1,820,000	$1,820,000	$910,000	$32,243	$20,000	$4,602,243
Rick J. Dobson	772,500	540,750	360,500	32,210	20,000	1,725,960
Brian Landrum	997,500	798,000	532,000	32,036	20,000	2,379,536
Michael L. Jines	645,000	387,000	258,000	37,489	20,000	1,347,489
Albert H. Myres	487,494	268,122	178,748	32,241	20,000	986,605

(1)	Outplacement services are not part of the benefits required under our executive severance plan; however, we generally provide them for a period of 12 months.

For additional information, see “Compensation Discussion and Analysis—How were payment amounts and trigger events determined for termination or change-in-control?” For payments made in connection with termination under our nonqualified deferred compensation plans, see “Nonqualified Deferred Compensation.”

DIRECTOR COMPENSATION

In setting non-management director compensation, the Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval. In 2008, Towers Perrin presented the Compensation Committee with updates in market trends and market data on non-management director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees and stock-based compensation relative to our peer group and a peer group composed of 85 similarly-sized companies in the S&P 500.

The following table summarizes compensation earned by or granted to our non-management directors during 2008. Mr. Jacobs is not compensated for his director services.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards(1)(2)	Awards(3)(4)	Compensation	Earnings	Compensation	Total

E. William Barnett	—	$304,195	$5,177	—	—	—	$309,372
Sarah M. Barpoulis(5)	$34,063	87,556	—	—	—	—	121,619
Donald J. Breeding	97,000	176,297	5,177	—	—	—	278,474
Kirbyjon H. Caldwell	71,250	205,469	5,177	—	—	—	281,896
Steven L. Miller	—	304,609	5,177	—	—	—	309,786
Laree E. Perez	102,000	152,494	5,177	—	—	—	259,671
Evan J. Silverstein	60,000	252,555	—	—	—	—	312,555
Joel V. Staff	—	758,308	—	—	—	—	758,308
William L. Transier	106,000	152,494	5,177	—	—	—	263,671

(1)	Represents the compensation expense recognized in 2008 for financial reporting purposes in accordance with SFAS 123R, which requires us to expense the fair value of equity awards over the vesting period applicable to the award. Amounts relate to stock and stock-based awards granted in 2008 and prior years, disregarding the estimate of forfeitures. The fair value is based on the average of the high and low sales prices of our common stock on the grant date.

(2)	The grant date fair values of the 2008 awards were as follows: Mr. Barnett—$281,429; Ms. Barpoulis—$27,305; Mr. Breeding—$151,350; Pastor Caldwell—$181,079; Mr. Miller—$270,179; Ms. Perez—$151,350; Mr. Silverstein—$242,693; Mr. Staff—$759,295 and Mr. Transier—$151,350. Outstanding unvested restricted stock awards as of December 31, 2008 were as follows: Mr. Barnett—7,469; Mr. Breeding—6,000; Pastor Caldwell—12,446; Mr. Miller—15,252; Ms. Perez—6,000; Mr. Silverstein—8,143; Mr. Staff—8,408 and Mr. Transier—6,000.

(3)	Represents the compensation expense recognized in 2008 for financial reporting purposes in accordance with SFAS 123R, which requires us to expense the fair value of equity awards over the vesting period applicable to the award. Amounts relate to option awards granted in prior years, disregarding the estimate of forfeitures. No option awards were made to our non-management directors in 2008, 2007 or 2006.

The fair value for options that were granted to the non-management directors was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

2005

Risk-free interest rates	3.70%
Dividend Yield	—
Expected Volatility	65.19%
Expected Term	5 years

(4)	As of December 31, 2008, the outstanding option awards were: Mr. Barnett — 15,000; Mr. Breeding — 1,667; Pastor Caldwell — 5,000; Mr. Miller — 10,000; Ms. Perez — 15,000; Mr. Staff — 2,058,840 and Mr. Transier — 12,500.

(5)	Ms. Barpoulis’ term of office expired in May 2008.

Directors are permitted to choose to receive their retainers and meeting fees in either cash or stock or a combination of both. A director who chooses common stock will receive compensation in common stock following the end of each quarter and will also receive a 25% premium payable in restricted stock which vests and is transferable at the end of his or her current term.

Mr. Staff, as Chairman of the Board, received an annual retainer of $125,000. He received an additional retainer of $400,000, consisting of 78,500 restricted stock units, in connection with his appointment as Executive Chairman in October 2008 and in lieu of any other compensation for the remainder of 2008. The value of the restricted stock units was based on the average of the high and low stock prices on his appointment date. The restricted stock units are immediately vested and are payable in common stock upon Mr. Staff’s separation from the Board. Mr. Staff continues as a non-management director of our Board, and beginning in January 2009, he receives the compensation for non-management directors described below.

All other non-management directors received an annual retainer of $45,000 in 2008. Commencing in October 2008, these non-management directors received a fee of $2,000 for each Board and committee meeting attended, and also receive a $5,000 committee retainer for each committee on which he or she serves, other than the Audit Committee. Non-management directors who serve on the Audit Committee receive a $10,000 committee retainer. In addition, Mr. Silverstein received a retainer of $25,000 as chairperson of the Special Committee, which he elected to receive in the form of 4,704 shares of immediately vested common stock. Because Mr. Silverstein chose to receive his retainer in common stock, he also received a 25% premium payable in the form of 1,176 shares of restricted stock which vest at the end of his current term. The value of the awards was based on the average of the high and low stock prices on the date on his appointment.

Each newly elected non-management director receives 5,000 shares of restricted stock upon initial election to the Board, which vests and is transferable at the end of his or her initial term. Commencing in October 2008, each non-management director receives an annual grant of 6,000 shares of restricted stock which vests and is transferable at the end of the term in which granted.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee oversees the financial reporting process for RRI Energy, Inc. (the “Company”) on behalf of the Board.

In performing its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the annual and all quarterly financial statements prior to their issuance in the Company’s periodic reports filed with the SEC. In connection with such financial statement and disclosure reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussions with the independent auditors of the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including the quality of the Company’s accounting policies, the reasonableness of management’s significant accounting judgments and estimates and the clarity and completeness of disclosures in the financial statements.

In addition, the Audit Committee has received from the independent auditors written disclosures and a letter as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, discussed with the independent auditors their independence from the Company and its management, and considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Company’s President and Chief Executive Officer and Chief Financial Officer to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

The Audit Committee also reviewed and discussed with the Company’s management and independent auditors the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and its independent auditors’ audit of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee,

William L. Transier (Chairperson)
E. William Barnett
Laree E. Perez
Evan J. Silverstein

Independent Auditors

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm. Representatives of KPMG LLP will be present at the Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders at the Meeting.

Principal Accounting Firm Fees

The following table shows the fees related to the audit and other services provided by KPMG LLP for the fiscal years ending December 31, 2007 and 2008:

	2007	2008

Audit Fees	$4,912,500	$4,429,000
Audit-Related Fees	35,500	—
Tax Fees	57,490	112,050
All Other Fees	—	—

Total	$5,005,490	$4,541,050

Audit Fees.  This category totaled $4.9 million in 2007 and $4.4 million in 2008. It includes fees and expenses related to the audit of our annual financial statements and the effectiveness of our internal controls over financial reporting. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, reviews of offering documents and registration statements for debt and issuance of related comfort letters and the preparation of any written communications on internal control matters.

Audit-Related Fees.  This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.  This category consists of professional services rendered for tax compliance and tax advice. The services for the fees disclosed under this category are for technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s charter provides for review and pre-approval by the Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the

Audit Committee, which concluded that the provision of such services by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

Policy on the Rotation of Independent Auditors

Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Meeting other than the items set forth in this proxy statement. The Board does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy authorizes the Proxy Holders to vote as they think best, unless authority to do so is withheld by you in your proxy.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2010 ANNUAL MEETING

In order for stockholder proposals submitted under Rule 14a-8 of the Exchange Act to be presented at our 2010 annual meeting of stockholders and included in our proxy statement and form of proxy relating to that meeting, the proposals must be received by 5:00 p.m. Central Time on January 19, 2010 to our Corporate Secretary via mail to RRI Energy, Inc., P.O. Box 3795, Houston, Texas 77253 or via facsimile to (713) 497-0140.

In addition, stockholders may present business at a stockholder meeting without having submitted the proposal under Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to our board to be properly made at the time of the 2010 annual meeting of stockholders, notice must be received by our Corporate Secretary at the address or facsimile number in the preceding paragraph between February 18, 2010 and 5:00 p.m. Central Time on March 20, 2010. The notice must comply with the requirements of Article II, Section 11 or Article III, Section 4 of our bylaws, as applicable, and indicate whether the stockholder intends to deliver or otherwise solicit proxies in support of the proposal or nomination. A copy of our bylaws may be obtained upon written request to our Corporate Secretary.

SOLICITATION OF PROXIES

We will bear all expenses of this proxy solicitation, including the cost of preparing and distributing this proxy statement. In addition to solicitation by use of electronic means and the mail, proxies and voting instructions may be solicited by some of our directors, executives and employees by further mailing, telephone, facsimile or personal contact. Such directors, executives and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Innisfree M&A Incorporated, 501 Madison Avenue—20th Floor, New York, New York, 10022, to aid in the solicitation of votes. For these services, we will pay Innisfree a fee of $15,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2008 accompanies the materials delivered to stockholders. The annual report may also be read, downloaded and printed at www.rrienergy.com. The annual report is not a part of the proxy solicitation material.

ADDITIONAL INFORMATION ABOUT US

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•	Our main Internet site, located at www.rrienergy.com, contains product and marketing data as well as job listings and a link to our investor relations site. Our investor relations site contains our press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings.

•	You may read and copy the proxy statement at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at www.sec.gov.

•	To have information, such as our latest quarterly earnings release, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Corporate Governance Guidelines, charters of our Board committees or Business Ethics Policy, mailed to you, please contact investor relations at (713) 497-7000 or via our website at www.rrienergy.com.

PLEASE VOTE TODAY!
SEE REVERSE
SIDE FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

RRI ENERGY, INC.
ANNUAL MEETING OF STOCKHOLDERS — JUNE 18, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y
The undersigned hereby appoints Michael L. Jines and Allison B. Cunningham and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of RRI Energy, Inc. held of record or in an applicable plan by the undersigned at the close of business on May 13, 2009, at the Annual Meeting of Stockholders to be held at the Magnolia Hotel — 1100 Texas Avenue, Houston, Texas, at 9:00 a.m., Central Time, on Thursday, June 18, 2009, or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in Item 1 and FOR Item 2.

If the undersigned has a beneficial interest in shares held in the RRI Energy, Inc. Savings Plan (formerly the Reliant Energy, Inc. Savings Plan) or the RRI Energy, Inc. Union Savings Plan (formerly the RRI Energy, Inc. Union Savings Plan), voting instructions with respect to such plan shares may be provided by completing and returning this proxy card or by use of the telephone or Internet service described in the proxy statement. The plan trustee will vote the shares in the undersigned’s account in accordance with the instructions provided. The instructions by proxy card, telephone or Internet must be provided by 11:59 p.m., Eastern Time, on June 15, 2009. If the instructions are not timely provided, the plan trustee will vote the shares in the same proportion as the shares for which timely instructions were received, unless to do so would be inconsistent with the Employee Retirement Income Security Act of 1974, as amended.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders of any adjournment or postponement thereof, and hereby acknowledges receipt of the Notice of 2009 Annual Meeting of Stockholders, Annual Report and the Proxy Statement furnished herewith.

IMPORTANT — THIS PROXY CARD MUST BE SIGNED ON THE REVERSE SIDE.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

RRI ENERGY, INC.
YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of RRI Energy, Inc.
common stock for the 2009 Annual Meeting of Stockholders.
YOU CAN VOTE TODAY IN ONE OF THREE WAYS:
1.	Vote by Telephone — Please call toll-free at 1-866-233-5368 on a touch-tone telephone and follow the simple recorded instructions. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1- 215-521-1347.)
OR
2.	Vote by Internet — Please access https://www.proxyvotenow.com/rri and follow the simple instructions on the screen. Please note you must type an “s” after http.
You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
OR
3.	Vote by Mail — If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: RRI Energy, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.
▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTORS IN ITEM 1 AND FOR ITEM 2.

1.	Election of directors.
		FOR	AGAINST	ABSTAIN

	01 — E. William Barnett	☐	☐	☐

	02 — Mark M. Jacobs	☐	☐	☐

	03 — Steven L. Miller	☐	☐	☐

	04 — Laree E. Perez	☐	☐	☐

	05 — Evan J. Silverstein	☐	☐	☐

2.	Proposal to ratify the selection of KPMG LLP as RRI Energy, Inc.’s independent auditor for the fiscal year ending December 31, 2009	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

, 2009
Date

Signature

Signature

NOTE: Please sign exactly as your name or names appear herein. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title.